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                                                                     EXHIBIT 4.4

                                  NETGEAR INC.

                         STOCKHOLDERS' VOTING AGREEMENT

        This Agreement dated as of March 10, 2000 is entered into by and among NETGEAR Inc., a Delaware corporation (the "Company"), the persons and entities listed on Exhibit A hereto (individually, a "Purchaser" and collectively, the "Purchasers"), and Nortel Networks NA Inc., a Delaware corporation ("Nortel Networks"). The Purchasers and Nortel Networks are sometimes referred to in this Agreement collectively as the "Stockholders."

                                   Recitals:

        1. Nortel Networks owns certain outstanding shares of the Series A Convertible Participating Preferred Stock of the Company;

        2. The Purchasers are purchasing, concurrently herewith, certain shares of capital stock of the Company pursuant to the Series B Convertible Participating Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"); and

        3. The Purchasers and Nortel Networks wish to provide for their continuing representation on the Board of Directors of the Company in the manner set forth below.

        In consideration of the mutual covenants contained herein and the consummation of the sale and purchase of shares of capital stock of the Company pursuant to the Purchase Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1. Voting of Shares.

            (a) In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Shares (as defined in Section 2 below) owned by him or it, or over which he or it has voting control, and otherwise use his or its respective best efforts, so as to fix the number of directors of the Company at seven (7) and to elect (i) one representative of the Company, who shall be the Company's Chief Executive Officer, (ii) two members designated by Pequot Private Equity Fund II, L.P. ("Pequot") and (iii) four members designated by Nortel Networks. The directors initially designated pursuant to clause (ii) above are Gerald A. Poch and Jim McNiel, and the directors initially designated by Nortel Networks are Michael Ressner, Albert Delorenzi, Susan King and Michael Dadoun. Pequot and Nortel Networks shall notify the Secretary of the Company of their respective designees within 30 calendar days of receipt of notice of each election of directors. Any director designated by Pequot or Nortel Networks may only be removed upon being designated for removal by Pequot or Nortel Networks, respectively, and the Board of Directors of the Company and the parties hereto will act and use their best efforts to remove promptly any director so designated for removal. If any director designated by Pequot, or Nortel Networks dies, resigns, is removed or otherwise ceases to serve, or in the event of a vacancy in any such position, as a member of the Board of Directors of the Company for any reason, the Company shall give notice to Pequot or Nortel Networks, as the case may be, and such party shall promptly


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designate a successor and notify the Board of Directors of the Company of its selection, and the Board of Directors of the Company and the parties hereto shall act promptly to fill the vacancy with such designee.

            (b) Except as provided above, Pequot shall not vote to remove any director designated by Nortel Networks, and Nortel Networks shall not vote to remove any director designated by Pequot, except for bad faith or willful misconduct.

        2. Shares. "Shares" shall mean and include any and all shares of common stock and/or shares of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation stock splits and stock dividends.

        3. Termination. This Agreement shall terminate in its entirety on the earliest of (a) the tenth anniversary of the date of this Agreement, (b) the closing of the Company's initial firm commitment public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), resulting in at least $25,000,000 of gross proceeds to the Company at a concurrent valuation of the Company of not less than $300,000,000, or (c) the Sale of the Corporation (as defined in the Company's Certificate of Incorporation).

        4. No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 7(e) hereof. Nothing in this
Section 4 shall be construed as limiting the provisions of Section 3 or 7(e) hereof.

        5. Restrictive Legend. All certificates representing Shares owned or hereafter acquired by the Stockholders or any transferee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:


           "The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Stockholders' Voting Agreement, as amended from time to time, by and among the registered owner of this certificate and certain other stockholders of the corporation, a copy of which is available for inspection at the offices of the Secretary of the corporation."

        6. Transfers of Rights. Any transferee to whom Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder and no Stockholder shall transfer any Shares unless the transferee agrees in writing to be bound by this Agreement.

        7. Business Charter. The Company's current business charter is to provide a full range of networking equipment for the home and small office through global distribution. To sustain itself as a successful enterprise in the future, the Company intends to expand its product line with more intelligent devices offering more capabilities for the home and small office


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market. It intends to develop additional marketing/sales direct and channel relationships and additional OEM and sourcing relationships.

        8. Corporate Opportunity. The parties hereto recognize that Nortel Networks may compete with the Company in its current or future business endeavors and acknowledge that nothing in this Agreement should be construed to prevent such competition or bar Nortel Networks from pursuing corporate opportunities in any area of business.

        9. Bylaws. The parties hereto agree that the Company's Bylaws shall be amended to reflect the provisions of this Agreement and any amendment to the Bylaws which is inconsistent with the terms of this Agreement shall require the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as separate classes.

        10. General.

            (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

            (d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being send by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

        If to the Company, at 4401 Great America Parkway, MS SC1-06, Santa Clara, California 95052, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Bruce E. Schaeffer, Esq., Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301; or

        If to Nortel Networks, at 4401 Great America Parkway, MS SC2-05, Santa Clara, California 95052, Attention: Law Department, or at such other address or addresses as may have been furnished to the other parties hereto in writing by Nortel Networks; or

        If to a Purchaser, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy


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to E. Ann Gill, Esq., Dewey Ballantine LLP, 1301 Avenue of the Americas, New
York, New York 10019, unless otherwise indicated on Exhibit A.

        Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

            (e) Complete Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by (i) Nortel Networks and (ii) Purchasers holding a majority of the voting power of the Shares then held by all of the Purchasers (giving effect to the conversion into common stock of all securities convertible thereinto, provided that this Agreement may be amended with the consent of less than all of the Purchasers only in a manner which affects all Purchasers in the same fashion), and any such amendment, modification, termination or waiver shall be binding on all parties hereto; provided that the consent of a party shall not be required for any amendment, modification or termination of, or waiver under, any provision of this Agreement if such party is not adversely affected thereby.

            (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

            (g) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

            (h) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

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        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                   NETGEAR INC.

                                   By: /s/ PATRICK LO
                                      ------------------------------------------
                                   Name: Patrick Lo
                                   Title: Chief Executive Officer

                                   NORTEL NETWORKS NA INC.

                                   By: /s/ RICK TALLMAN
                                      ------------------------------------------

                                   Name: Rick Tallman
                                        ----------------------------------------
                                   Title: Assistant Secretary
                                         ---------------------------------------

                                   PEQUOT PRIVATE EQUITY FUND II, L.P.
                                   By: Pequot Capital Management, Inc.,
                                       Investment Manager

                                   By:
                                      ------------------------------------------

                                   Name: David J. Malat
                                   Title: Chief Financial Officer
                                   Pequot Capital Management, Inc.



               [Stockholders' Voting Agreement - Signature Page]


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        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                   NETGEAR INC.

                                   By:
                                      ------------------------------------------
                                   Name: Patrick Lo
                                   Title: Chief Executive Officer

                                   NORTEL NETWORKS INC.

                                   By:
                                      ------------------------------------------

                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------

                                   PEQUOT PRIVATE EQUITY FUND II, L.P.
                                   By: Pequot Capital Management, Inc.,
                                       Investment Manager

                                   By: /s/ DAVID J. MALAT
                                      ------------------------------------------

                                   Name: David J. Malat
                                   Title: Chief Financial Officer
                                   Pequot Capital Management, Inc.



               [Stockholders' Voting Agreement - Signature Page]


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                                   EXHIBIT A

                                   Purchasers

Pequot Private Equity Fund II, L.P.
500 Nyala Farm Road
Westport, Connecticut 06880
Attn: David J. Malat, Chief Financial Officer
Pequot Capital Management, Inc.